EXHIBIT 99.3

                          RARE MEDIUM GROUP, INC.


                     91,381,315 Shares of Common Stock

                         Offered Pursuant to Rights
                        Distributed to Stockholders
                         of Rare Medium Group, Inc.

                                                                , 2002

Dear Stockholder:

         This notice is being distributed by Rare Medium Group, Inc. ("Rare Medium") to all holders of record ("Recordholders") of shares of its common stock, par value $0.01 per share (the "Common Stock"), at the close of business on May , 2002 (the "Record Date"), in connection with a distribution in a rights offering (the "Rights Offering") of non-transferable subscription rights (the "Rights") to subscribe for and purchase shares of its Common Stock. The Rights and Common Stock are described in Rare Medium's Prospectus dated , 2002 (the "Prospectus").

         In the Rights Offering, Rare Medium is offering an aggregate of 91,381,315 shares of its Common Stock, as described in the Prospectus, of which 38,765,848 shares have been purchased in advance as described in the Prospectus.

         The Rights will expire, if not exercised, at 5:00 p.m., New York City time, on June , 2002, unless extended in the sole discretion of Rare Medium (as it may be extended, the "Expiration Date").

         As described in the accompanying Prospectus, you will receive one Right for each share of Common Stock owned of record as of the close of business on the Record Date.

         Each right will allow you to subscribe for one share of Common Stock (the "Basic Subscription Privilege") at the cash price of $ per share (the "Subscription Price").

         In addition, each holder of Rights who exercises their Basic Subscription Privilege in full will be eligible to subscribe (the "Over-Subscription Privilege") at the same cash price of $ per share for shares of Common Stock that are not otherwise purchased pursuant to the exercise of Rights (the "Excess Shares"), subject to availability and proration as described below. Shares of Common Stock will be available for purchase pursuant to the Over-Subscription Privilege only to the extent that any Underlying Shares are not subscribed for pursuant to the Basic Subscription Privilege. The Excess Shares will be allocated pro rata (subject to the elimination of fractional shares) among those Rights holders who exercise the Over-Subscription Privilege, in proportion, not to the number of shares requested pursuant to the Over-Subscription Privilege, but to the number of shares each beneficial holder exercising the Over-Subscription Privilege has purchased pursuant to the Basic Subscription Privilege; provided, however, that if such pro rata allocation results in any Rights holder being allocated a greater number of Excess Shares than such holder subscribed for pursuant to the exercise of such holder's Over-Subscription Privilege, then such holder will be allocated only such number of Excess Shares as such holder subscribed for and the remaining Excess Shares will be allocated among all other holders exercising the Over-Subscription Privilege on the same pro rata basis outlined above. Such proration will be repeated until all Excess Shares have been allocated to the full extent of the Over-Subscription Privilege. See "The Rights Offering -- Subscription Privileges" in the Prospectus.

         The Rights will be evidenced by non-transferable Rights certificates (the "Rights Certificates") and will cease to have any value at the close of business on the Expiration Date.

         Enclosed are copies of the following documents:

         1.   Prospectus;

         2.   Rights Certificate;

         3. Instructions as to Use of Rare Medium Corporation Rights Certificates (including a Notice of Guaranteed Delivery for Rights Certificates Issued by Rare Medium Group, Inc. and Guidelines for Request for Taxpayer Identification Number and Certification on Substitute Form W-9); and

         4. A return envelope addressed to American Stock Transfer & Trust Company, the Subscription Agent.

         Your prompt action is requested. To exercise Rights, you should properly complete and sign the Rights Certificate (or the Notice of Guaranteed Delivery if you are following the Guaranteed Delivery Procedures) and forward it, with payment of the Subscription Price in full for each share of Common Stock subscribed for pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege, to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the Rights Certificate or Notice of Guaranteed Delivery with payment of the Subscription Price, including final clearance of any checks, prior to 5:00 p.m., New York City time, on the Expiration Date. A Rights holder cannot revoke the exercise of its Rights. Rights not exercised prior to the Expiration Date will expire.

         Additional copies of the enclosed materials may be obtained from
the Subscription Agent. The Subscription Agent's telephone number is ( )      .



                                           Very truly yours,



                                           RARE MEDIUM GROUP, INC.